                                                                    EXHIBIT 10.9

                                                        As Amended 10/27/94



                        BayBanks Severance Benefits Plan
                        --------------------------------

         The purpose of this Plan is to provide severance benefits to employees of BayBanks, Inc. ("BayBanks") and its subsidiaries in the event of termination of employment following a change in control. Benefits under the Plan are intended to replace the benefits otherwise payable under Sections 183 and 184 of Chapter 149 of the Massachusetts General Laws and any other legislation in effect from time to time ("Severance Benefit Legislation"). This Plan shall be administered by the Corporate Compensation Committee of the BayBanks Board of Directors or such other committee as the Board may designate (the "Plan Committee").


SECTION 1.       DEFINITIONS

         As used in this Plan, the following terms have the meanings set forth below.

                 1.1 "BayBanks Employer" -- BayBanks and each subsidiary of BayBanks that adopts this Plan. The BayBanks Employer for a particular employee is the BayBanks Employer that is responsible for paying that employee's salary.

                 1.2 "Cause" -- an Employee's (a) willful and continued failure substantially to perform the Employee's duties with his or her BayBanks Employer (other than such failure occurring within 90 days after a Constructive Discharge Event) after written notice specifying such failure in reasonable detail is delivered to the Employee by such BayBanks Employer, (b) willful misconduct that is materially injurious to such BayBanks Employer, monetarily or otherwise, or (c) conviction of any crime involving an act of dishonesty or breach of trust. For purposes of determining whether Cause exists, no action or omission by an Employee shall be considered willful unless the Employee acted in bad faith and without reasonable belief that the action or omission was consistent with the best interests of his or her BayBanks Employer.

                 1.3 A "Change in Control" of BayBanks shall be deemed to have occurred upon the occurrence of any of the following:

                          (a) Any transaction or series of transactions, as a result of which any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) (a "Person") is or becomes a "beneficial owner" (as defined in Rule 13d-3 under such act), directly or indirectly, of securities of BayBanks representing thirty percent (30%) or more of the combined voting power of BayBanks' then outstanding voting securities ("BayBanks' Outstanding Voting Securities"); provided, however, that a Change in Control shall not be deemed to have occurred solely because of the acquisition of securities of BayBanks by (i) one or more employee benefit plans or related trusts established for the benefit of the employees of any BayBanks Employer; or (ii) any Person when such acquisition (A) is effected primarily to prevent BayBanks from being declared insolvent and (B) is approved by the Board of Directors of BayBanks (the "Board").

                          (b) Any change in the membership of the Board such that individuals who are Incumbent Directors (as defined herein) cease for any reason to constitute at least a majority of the Board. The Incumbent Directors shall be (i) those members of the Board who were Directors as of October 27, 1994, and who have served continuously as Directors since such date, and (ii) any other member of the Board who subsequently became a Director and whose election or nomination for election by BayBanks' stockholders at the beginning of his or her current tenure was approved by a vote of at least a majority of the Directors who were then Incumbent Directors, except that no individual shall be an Incumbent Director if such individual's initial assumption of office as a Director occurred as a result of an actual or threatened election contest with respect to the election or removal of Directors, or other actual or threatened solicitation of proxies or consents, by, or on behalf of, a Person other than the Board.

                          (c) The approval by BayBanks' stockholders of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of BayBanks, or similar transaction (a "Business Combination"), unless all of the following conditions are met, with such conditions being applied as of the date of such approval as if the Business Combination were consummated on such date on the terms then specified in the agreement or plan providing for the Business Combination:

                                  (i) the individuals and entities who are the beneficial owners of BayBanks' Outstanding Voting Securities as of the date of such approval would beneficially own, directly or indirectly, securities representing more than 50% of the outstanding combined voting power of the voting securities that would be outstanding and entitled to vote generally in the election of the governing body of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity that as a result of such transaction would own BayBanks or all or substantially all of BayBanks' assets, either directly or through one or more subsidiaries) (the "Resulting Entity"), and the securities of the Resulting Entity that would be owned by such beneficial owners of BayBanks' Outstanding Voting Securities would be owned by them in substantially the same proportions as they own BayBanks Outstanding Voting Securities;

                                  (ii) no Person (excluding any corporation or other entity resulting from such Business Combination, and excluding any employee benefit plan or related trust of BayBanks or of such corporation or other entity resulting from such Business Combination) would beneficially own, directly or indirectly, 30% or more of the combined voting power of the outstanding voting securities of the Resulting Entity except to the extent that such ownership existed prior to the Business Combination; and

                                  (iii)    at least a majority of the members
                 of the board of directors of the Resulting Entity would be persons who were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

                          (d) Approval by BayBanks' stockholders of a liquidation or dissolution of BayBanks (unless the liquidation or dissolution is part of a Business Combination excepted from clause (c) above).

                 1.4      "Constructive Discharge Event" --

                          (a) with respect to all Employees, the occurrence within two years following a Change in Control of any of the following without the Employee's written consent:

                                  (i)      a reduction of the Employee's base
                 salary of at least 10% from the base salary in effect immediately prior to the Change in Control;

                                  (ii) a reduction subsequent to the Change in Control of at least 10% in the dollar amount of the BayBanks Employer's contribution for the Employee's medical insurance from the amount contributed immediately prior to the Change in Control;

                                  (iii) a material adverse change applicable to the Employee in any formula for the accrual of pension benefits under any pension plan in which the Employee was participating immediately prior to the Change in Control; or

                                  (iv)     a relocation of the Employee's
                 assigned work location of more than 30 miles from his or her principal work location immediately prior to the Change in Control, unless the new work location is closer to the Employee's principal residence.

                          (b) with respect to Employees who are eligible for benefits under Sections 2.2, 2.3, and/or 2.4, the occurrence within two years following a Change in Control of any of the following without the Employee's written consent shall also constitute a Constructive Discharge Event:

                                  (i)      the termination or reduction of, or
                 failure to provide, compensation opportunities or benefits at least equal to those provided pursuant to any retirement, benefit, or compensation plan or arrangement in which the Employee was participating immediately prior to the Change in Control (except when such action would not constitute a Constructive Discharge Event under subsection (a) above or is offset by a concurrent increase in the Employee's annual base salary in an amount equal to the annual compensation opportunity or benefit lost by the Employee);

                                  (ii)     a material increase in the level of
business travel required of the Employee;

                                  (iii)    a material change, including a
                 material reduction or increase, in the Employee's title, job authorities, or responsibilities existing immediately prior to the Change in Control; or

                                  (iv)     a material reduction in any
                 significant perquisites provided to the Employee immediately prior to the Change in Control.

                 1.5 "Eligible Employee" -- any person employed by any BayBanks Employer as a "Full-time" employee or "WorkStyle" employee, in each case with three or more Years of Service at the time of a Qualifying Termination. The terms "Full- time" employee and "WorkStyle" employee are defined in the BayBanks Human Resources Policies and Procedures manual as in effect on January 1, 1991 and as the manual may be amended prior to the Change in Control.

                 1.6 "Employee" -- any Eligible Employee or Short-Service Employee, other than an employee who is subject to a written separation, retirement or other severance agreement with a BayBanks Employer.

                 1.7 "Short-Service Employee" -- any person employed by any BayBanks Employer as a "Full-time Employee" or "WorkStyle Employee" with less than 6.5 Years of Service at the time of a Qualifying Termination, who has been designated by the Plan Committee as eligible for additional benefits under
Section 2.

                 1.8 "Qualifying Termination" -- any termination of employment (a) of an Employee by his or her BayBanks Employer without Cause within two years following a Change in Control, other than by reason of disability or death or (b) by an Employee during the period commencing on the occurrence of a Constructive Discharge Event and ending 90 days following the Employee's receipt of written notice thereof under Section 3.3. A termination of employment by an Employee following a Constructive Discharge Event may constitute a Qualifying Termination notwithstanding that the Employee may have other reasons for terminating employment, including a desire to accept other employment.

                 1.9      "Weekly Compensation" --

                          (a) with respect to (i) a Full-time Employee is the annual rate of pay in effect as of the last payroll period ending prior to the Change in Control or prior to a Qualifying Termination, whichever is greater, divided by 52 and (ii) a WorkStyle Employee is the hourly rate of pay in effect as of the last payroll period ending prior to the Change in Control or prior to a Qualifying Termination, whichever is greater, multiplied by the number of hours per week that the Employee was regularly scheduled to work during that pay period; and

                          (b) with respect to any Employee who is eligible for benefits under Sections 2.2, 2.3, and/or 2.4, (i) Weekly Compensation shall include the maximum annual incentive or similar award for which the Employee is eligible immediately prior to the Change in Control or the Qualifying Termination, whichever is higher, divided by 52, or (ii) if the Employee was eligible for sales incentive bonuses, commissions or other forms of variable pay (in each case, "Variable Pay") as of the last payroll period ending either prior to the Change in Control or prior to a Qualifying Termination, the Employee's annual rate of pay for purposes of subsection (a)(i) for such payroll period shall include an additional amount equal to the total of all Variable Pay received by the Employee from a BayBanks Employer for the last calendar year prior to the payroll period but not exceeding 50% of such annual rate of pay as determined without regard to this subsection (ii).

                 1.10 "Years of Service" -- the aggregate number of full calendar months whether or not consecutive, during which an Employee has been employed and paid by any BayBanks Employer, divided by 12, with the result rounded to the nearest one-tenth of a year.


SECTION 2.       BENEFITS PAYABLE TO EMPLOYEES TERMINATED FOLLOWING A CHANGE IN
                 CONTROL

                 All Eligible Employees shall be entitled to the benefits described in Section 2.1 following a Qualifying Termination. In addition, the Plan Committee may in its discretion designate certain Employees as eligible for the additional benefits described in Sections 2.2, 2.3, or 2.4. All benefits under this Plan are subject to the limitations contained in Section 4.

                 2.1 BENEFITS FOR ALL ELIGIBLE EMPLOYEES. Each BayBanks Employer shall provide the following benefits to each of its Eligible Employees who experiences a Qualifying Termination in lieu of any benefits provided by the Severance Benefit Legislation (unless the Severance Benefit Legislation would provide an equal or higher level of benefits as described in Section 4.1):

                          (a) CASH PAYMENT -- a lump sum cash payment equal to the Eligible Employee's Weekly Compensation, multiplied by two times his or her Years of Service, provided that such payment shall not exceed 78 times his or her Weekly Compensation; and

                          (b) INSURANCE COVERAGE -- subject to Section 3.5, continued participation in all life, medical, health, accident, or other insurance plans, programs, or arrangements in which the Eligible Employee was enrolled with a BayBanks Employer immediately prior to the Change in Control on substantially the same terms and conditions for a number of weeks following the Qualifying Termination equal to two times the Eligible Employee's Years of Service, but not to exceed 78 weeks.

                 2.2 ADDITIONAL BENEFITS FOR DESIGNATED EMPLOYEES. In addition to the benefits described in Section 2.1, each BayBanks Employer shall provide the following additional benefits to each of its Eligible Employees who experiences a Qualifying Termination and who has been designated by the Plan Committee as eligible to receive benefits under this Section 2.2:

                          (a) CASH PAYMENT -- for each of the paragraphs set forth below under which the Employee qualifies, an additional lump sum cash payment equal to the Eligible Employee's Weekly Compensation multiplied by two times his or her Years of Service, provided that the Employee shall not be entitled to receive a total amount under Sections 2.1 and 2.2 that exceeds 78 times his or her Weekly
         Compensation:

                                  (i)      AGE 50 OR 10 YEARS OF SERVICE.  The
                 Employee is age 50 or older, or has ten or more Years of Service, on the date of the Qualifying Termination.

                                  (ii)     BASE SALARY $100,000.  The
                 Employee's annualized base salary on the date of the Qualifying Termination, or at the time of the Constructive Discharge Event in the case of a Qualifying Termination under
                 Section 1.8(b), is at least $100,000 or such higher amount as may be applicable under Section 3.2.

                                  (iii)    QUALIFYING POSITION.  The Employee
                 was designated by the Plan Committee on or before the Change in Control expressly for purposes of this Plan as holding a qualifying administrative, staff, or senior business unit position, and such designation was not revoked under Section 3.1(a) prior to the Change in Control.

                          (b) INSURANCE COVERAGE -- subject to Section 3.5, continued participation in the insurance coverage described in Section 2.1(b) for a number of weeks following the Qualifying Termination equal to the total number of weeks of such Employee's Weekly Compensation paid under Sections 2.1, 2.2(a)(i), 2.2(a)(ii), and/or 2.2(a)(iii), but not to exceed a total of 78 weeks under both Sections
         2.1 and 2.2. (For example, if an Employee with nine Years of Service qualifies under all of Sections 2.1, 2.2(a)(i), 2.2(a)(ii), and 2.2(a)(iii), he or she would be entitled to continued insurance coverage for 72 weeks following the Qualifying Termination).

                          (c) OUTPLACEMENT ASSISTANCE -- outplacement assistance available from an independent outplacement firm on terms to be determined by the Plan Committee, at a cost to the BayBanks Employer of not less than $5,000.

                          (d) RETIREMENT SUPPLEMENT -- if the Employee is not entitled to benefits under a supplemental executive retirement plan sponsored by a BayBanks Employer, the Employee shall receive a lump sum cash payment equal to the difference between (i) the actuarial present value of the benefits to which the Employee is entitled under the Retirement Plan for Employees of BayBanks, Inc. and Affiliated Companies (the "Retirement Plan") and (ii) the corresponding value of those benefits calculated assuming that the Employee's age and service under the Retirement Plan is increased by the number of weeks of such Employee's Weekly Compensation payable under Sections 2.1, 2.2, and/or 2.3. Actuarial present value shall be based on the interest and mortality factors specified in the Retirement Plan for the valuation of lump sum benefits, as in effect immediately prior to the Change in Control calculated as of the date of the Qualifying Termination. The retirement supplement for an Employee entitled to benefits under a supplemental executive retirement plan sponsored by a BayBanks Employer is provided under the provisions of the supplemental executive retirement plan.

                 2.3 ADDITIONAL BENEFITS FOR DESIGNATED SENIOR EXECUTIVES. Each BayBanks Employer shall provide to each of its Eligible Employees who experiences a Qualifying Termination and who has been designated by the Plan Committee as eligible to receive benefits under this Section 2.3, the benefits described in Sections 2.1 and 2.2, with the following modifications:

                          (a) CASH PAYMENT -- the Employee shall receive up to 156 times his or her Weekly Compensation, rather than up to 78 times such compensation;

                          (b)     INSURANCE COVERAGE -- the limitation in
         Section 2.2(b) of 78 weeks of continued insurance coverage shall instead be 156 weeks of such coverage; and

                          (c) OUTPLACEMENT ASSISTANCE -- the amount of outplacement assistance made available to the Employee under Section 2.2(c) shall be at a cost to the BayBanks Employer of not less than 15% of the Employee's Weekly Compensation multiplied by 52. For purposes of this subsection (c) only, Weekly Compensation will not include any annual incentive or similar award for which the Employee is eligible.

                 2.4 BENEFITS FOR DESIGNATED SHORT-SERVICE EMPLOYEES. Each BayBanks Employer shall provide the following benefits (instead of any benefits under Sections 2.1, 2.2, and/or 2.3) to each of its Short-Service Employees who experiences a Qualifying Termination (unless the Severance Benefit Legislation would provide an equal or higher level of benefits as described in Section 4.1.

                          (a) CASH PAYMENT -- a lump sum cash payment equal to 13 times the Short-Service Employee's Weekly Compensation, plus an additional 13 times Weekly Compensation for each of the paragraphs set forth below under which the Short-Service Employee qualifies:

                                  (i)      AGE 50.  The Short-Service Employee
                 is age 50 or older on the date of the Qualifying Termination.

                                  (ii)     BASE SALARY $100,000.  The
                 Short-Service Employee's annualized base salary on the date of the Qualifying Termination, or at the time of the Constructive Discharge Event in the case of a Qualifying Termination under
                 Section 1.8(b), is at least $100,000 or such higher amount as may be applied under Section 3.2.

                                  (iii)    QUALIFYING POSITION.  The
                 Short-Service Employee was designated by the Plan Committee on or before the Change in Control expressly for purposes of this Plan as holding a qualifying administrative, staff, or senior business unit position and such designation was not revoked under Section 3.1(a) prior to the Change in Control.

                          (b) INSURANCE COVERAGE -- subject to Section 3.5, continued participation in all life, medical, health, accident, or other insurance plans, programs, or arrangements in which the Short-Service Employee was enrolled with a BayBanks Employer immediately prior to the Change in Control on substantially the same terms and conditions for a number of weeks following the Qualifying Termination equal to the total number of weeks of his or her Weekly Compensation paid under subsection (a) hereof.

                          (c) OUTPLACEMENT ASSISTANCE -- outplacement assistance made available from an independent outplacement firm on terms to be determined by the Plan Committee, (i) at a cost to the BayBanks Employer of not less than $5,000 if the Short-Service Employee was designated by the Plan Committee as eligible for benefits under Section 2.2, or (ii) at a cost to the BayBanks Employer of not less than 15% of the Short-Service Employee's Weekly Compensation multiplied by 52 if the Short-Service Employee was designated as eligible for benefits under Section 2.3.

                          (d) RETIREMENT SUPPLEMENT -- if the Employee is not entitled to benefits under a supplemental executive retirement plan sponsored by a BayBanks Employer, the Employee shall receive the lump sum cash retirement supplement described in Section 2.2(d).

                 2.5. LIABILITY FOR BENEFITS. If, for any reason, any payments or benefits that any Employee is entitled to receive from his or her BayBanks Employer under this Plan cannot be paid or provided when due, then BayBanks, Inc. shall be liable to make such payment or provide such benefits to such Employee, provided that there shall be no duplication of recovery by the Employee. Without limiting its liability to any Employee, BayBanks, Inc. shall be entitled to reimbursement from the BayBanks Employer that is otherwise liable for making such payments or providing such benefits.

SECTION 3.       PROCEDURES FOR OPERATION OF THE PLAN

                 3.1 DESIGNATION OF ELIGIBILITY FOR PARTICIPATION UNDER SECTIONS 2.2, 2.3, AND 2.4. The Plan Committee shall from time to time designate Employees who it determines are eligible for the benefits described in Sections 2.2, 2.3, or 2.4 and shall communicate such designation to the Employee in writing in such form and at such time as the Plan Committee may determine. Any such designation may not be changed after it has been communicated to the Employee, except that prior to a Change in Control, the Plan Committee may revoke at any time, without prior notice, the qualifying position designations under Sections 2.2(a)(iii) and 2.4(a)(iii) if such revocation is made because (i) the Employee no longer holds a qualifying administrative, staff, or senior business unit position or (ii) the Plan Committee determines that the position held by the Employee is no longer appropriate for such designation as a result of changes in responsibilities associated with that position or changes in organizational structure.

                 3.2 INCREASES IN $100,000 THRESHOLD. The Plan Committee may from time to time, prior to a Change in Control, increase the base salary threshold for qualification under Sections 2.2(a)(ii) or 2.4(a)(ii), provided that the increase shall not exceed the percentage increase in the Consumer Price Index (All Items) for All Urban Consumers in the Boston,

Massachusetts area (or some comparable index if such index is discontinued or unavailable) since January 31, 1991 or since the most recent increase in such threshold amount hereunder, as the case may be. Any increase in the base salary threshold shall not apply to any Employee who had received notice of designation of eligibility for benefits under Sections 2.2, 2.3 or 2.4 prior to such increase.

                 3.3 NOTICE OF CHANGE IN CONTROL OR CONSTRUCTIVE DISCHARGE EVENT. BayBanks shall cause written notice of the occurrence of a Change in Control to be sent to each Employee within 30 days thereof. Each BayBanks Employer shall cause written notice of the occurrence of a Constructive Discharge Event to be sent to each of its affected Employees within 30 days thereof.

                 3.4      NOTICE OF REASONS FOR TERMINATION.

                          (a) If a BayBanks Employer terminates the employment of an Employee for Cause within two years following a Change in Control, the BayBanks Employer shall notify the Employee in writing within three days of such termination of the particular reason(s) for such termination.

                          (b) If a Qualifying Termination occurs following a Constructive Discharge Event under Section 1.8(b), the Employee shall within 15 days after the termination notify his or her BayBanks Employer in writing of the particular reason(s) for such termination.

The written notices required by this section may be delivered to the Employee at his or her home address on the personnel records of the BayBanks Employer, and to the BayBanks Employer c/o Director-Human Resources Department, BayBanks, Inc., 175 Federal Street, Boston, Massachusetts 02110, in each case by hand or by first-class mail postmarked within the applicable notice period.

                 3.5 PAYMENT OF BENEFITS. The BayBanks Employer shall, in the event of a Qualifying Termination, make the lump- sum payments required by
Section 2 to the Employee within 30 days after the Qualifying Termination. If the BayBanks Employer is unable to continue the insurance coverage as required by Section 2 because the plan providing such insurance does not permit it, or for other reasons beyond the control of the BayBanks Employer, the BayBanks Employer shall within 30 days after the Qualifying Termination make a lump-sum payment to the Employee in an amount equal, after-tax, to the projected cost to the Employee of comparable replacement insurance coverage.

                 3.6 CLAIMS AND CLAIMS REVIEW PROCEDURES. The Plan Committee shall establish appropriate procedures for the presentation and review of claims by Employees for benefits under this Plan.

SECTION 4.       LIMITATIONS ON PAYMENT OF BENEFITS

                 4.1 EFFECT OF SEVERANCE BENEFIT LEGISLATION. If for any particular termination, the benefits that an Employee would receive under Severance Benefit Legislation equal or exceed the benefits that the Employee would be entitled to receive under the Plan, the provisions of the Severance Benefit Legislation shall govern and no benefits shall be paid or provided under this Plan. If the benefits that an Employee would receive under this Plan exceed the benefits that the Employee would be entitled to receive under Severance Benefit Legislation, the benefits under this Plan shall replace the benefits under the Legislation.

                 4.2 LIMITATION FOR RETIREMENT AGE EMPLOYEES. Notwithstanding any other provision of this Plan, in no event shall the number of weeks of Weekly Compensation or continued insurance coverage that the Employee is entitled to receive under Section 2 exceed the number of weeks remaining between the date of the Qualifying Termination and the date of the Employee's 65th birthday, except to the extent otherwise required under applicable law.

                 4.3 LIMITATION IN THE EVENT OF "EXCESS PARACHUTE PAYMENTS." It is intended that all severance benefits payable pursuant to
Section 2, together with all amounts payable under any benefit or compensation plan of BayBanks Employers upon or in connection with a Change in Control, are reasonable compensation for Employees' services to their BayBanks Employers. Notwithstanding the foregoing, should BayBanks determine, based upon the opinion of BayBanks' independent accounting advisors ("Accounting Firm") serving as such immediately prior to a Change in Control, that payment to any Employee of any amounts pursuant to Section 2, together with any other amounts that must be included in such determination, would result in the payment of an "Excess Parachute Payment," as defined in Appendix A, then the BayBanks Employer that is obligated to the Employee under this Plan shall reduce the amounts otherwise payable to the Employee under Section 2 to the maximum amount that would permit a determination that the Employee has not received an Excess Parachute Payment unless the after-tax amount payable to the Employee hereunder without regard to the foregoing limitation ("Uncapped After-Tax Amount," as defined in Appendix A) exceeds the after-tax amount payable to the Employee with regard to such limitation ("Capped After-Tax Amount," as defined in Appendix A) by 10% or more. Any such determination or reduction in amounts payable pursuant to Section 2 shall be made in accordance with Appendix A.

                 4.4 EFFECT OF 12 U.S.C. [SECTION] 1828(K). Notwithstanding any other provision of this Plan, a BayBanks Employer shall not be obligated to pay, and an Employee shall not be entitled to receive, any payments or benefits under this Plan to the extent that it is finally and conclusively determined by the Federal Deposit Insurance Corporation, with respect to such Employee, that such Employee is not entitled to such payments pursuant to the provisions of 12 U.S.C. Section 1828(k).

SECTION 5.       MISCELLANEOUS

                 5.1      AMENDMENT AND TERMINATION.

                          (a) PRIOR TO A CHANGE IN CONTROL. This Plan may be amended or terminated by the BayBanks Board of Directors at any time prior to or upon a Change in Control; provided, however, that upon such amendment or termination the Plan as it existed prior to the amendment or termination shall remain in effect with respect to persons who are then employed by a BayBanks Employer and who experience a Qualifying Termination following a Change in Control occurring at the same time as or within two years after the amendment or termination.

                          (b) FOLLOWING A CHANGE IN CONTROL. This Plan may be amended or terminated by the BayBanks Board of Directors at any time following a Change in Control; provided, however, that upon such amendment or termination the Plan as it existed prior to the amendment or termination shall remain in effect with respect to persons who were employed by a BayBanks Employer at the time of the Change in Control and experience a Qualifying Termination within two years following the Change in Control.

                          (c)     OTHER PROVISIONS.  Notwithstanding
         subsections (a) and (b) above, (i) this Plan may be amended by the BayBanks Board of Directors in any respect and such amendment shall be effective immediately, to the extent it does not materially adversely affect the rights under this Plan of any persons who are then employed by a BayBanks Employer or who have experienced a Qualifying Termination and (ii) prior to a Change in Control, this Plan shall terminate immediately with respect to a BayBanks Employer other than BayBanks, Inc. and with respect to the employees of such BayBanks Employer if it ceases to be a majority-owned subsidiary of BayBanks as the result of a transaction unrelated to a Change in Control.

                 5.2 NO CONTRACT OF EMPLOYMENT. This Plan does not constitute a contract of employment, and nothing herein shall affect any BayBanks Employer's ability to terminate an Employee's employment at any time, with or without cause, nor shall this Plan be construed as establishing a policy for, or providing a right to require a BayBanks Employer to provide, any benefits prior to a Change in Control.

                 5.3      RIGHTS OF EMPLOYEES.

                          (a) Employees shall not be required to mitigate damages or the amount of any payments under this Plan, nor shall the amount of any such payment be reduced by any compensation earned by the Employee as a result of his or her employment after termination of employment with a BayBanks Employer.

                          (b) No rights of any Employee under this Plan may be released, modified, waived, or discharged by an Employee except in a writing signed by the Employee. No failure or delay by any Employee in exercising any right under this Plan shall operate as a waiver thereof. This Plan shall not supersede or in any way limit the rights, duties, or obligations the Employee may have under any other written agreement with any BayBanks Employer.

                          (c) After a Change in Control, each BayBanks Employer shall pay all reasonable legal fees, costs, and other expenses incurred by any of its Employees in enforcing his or her rights under this Plan.

                          (d) This Plan shall inure to the benefit of and be enforceable by each Employee's heirs and personal or legal representatives. Upon the death of an Employee any amount that would be payable if he or she had continued to live shall be paid in accordance with the terms of this Plan to his or her designated beneficiary or, if none has been designated, to his or her estate. To the extent permitted by law, the rights of an Employee under this Plan may not be sold, assigned, pledged, or otherwise transferred and shall not be subject to attachment, garnishment, levy, or execution.

                 5.4      RELATIONSHIP TO OTHER EMPLOYEE BENEFITS; FUNDING.

                          (a) Subject to Section 4.1, all benefits provided under this Plan shall be in addition to any pension, disability, worker's compensation, other benefit plan distribution, unpaid vacation, or other unpaid compensation plan rights that the Employee has at the date of termination.

                          (b) Subject to Section 4.1, nothing in this Plan shall be deemed to limit the type or amount of benefits that may be provided to any Employee or any other employee of any BayBanks Employer under other plans or arrangements, whether or not in connection with a Change in Control.

                          (c) The BayBanks Employers may elect to fund their obligations under this Plan but shall not be required to do so. In any event, this Plan shall not be construed to grant to any Employee any right or interest in any property of any BayBanks Employer.

                 5.5 SUCCESSORS. Subject to Section 5.1, the obligations of each BayBanks Employer under this Plan shall be binding upon such BayBanks Employer and any successor thereto or any successor to all or substantially all of its business or assets by purchase, merger, consolidation, or otherwise. Each BayBanks Employer shall, in connection with any Change in Control and thereafter, require any successor to all or substantially all of its business or assets to expressly assume and agree to perform the obligations of such BayBanks Employer under this Plan, whether the succession is direct or indirect, by purchase, merger, consolidation, or otherwise.

                 5.6 GOVERNING LAW. This Plan shall be governed by the laws of Massachusetts.

                 5.7 SEVERABILITY. If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the other provisions hereof, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                 5.8 HEADINGS. The section headings herein are for convenience only and shall not affect the interpretation of this Plan.

                 5.9 WITHHOLDING. All amounts payable under this Plan shall be subject to appropriate tax withholding by each BayBanks Employer.

                 5.10 ERISA MATTERS. This Plan is intended to qualify as a severance pay plan as defined in DOL Reg.[Section] 2510.3-2(b) and to the extent not so qualified is intended to qualify as an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of ERISA. This Plan shall be administered and interpreted accordingly. The Plan Committee is the named fiduciary of this Plan and has the authority to control and manage the operation and administration of the Plan.

                                                                      Appendix A
                                                                      ----------


                    Determination of Limitation On Payments
                         Under Section 4.3 of the Plan
                    ---------------------------------------


         A. EXCESS PARACHUTE PAYMENTS. For purposes of Section 4.3 of the Plan, an "Excess Parachute Payment" shall have the meaning set forth in Section 280G of the Internal Revenue Code of 1986, as amended ("Code") and in proposed or final regulations for applying Section 280G of the Code.

         B. DETERMINATION OF AFTER-TAX AMOUNTS. For purposes of determining whether the amounts payable to any Employee pursuant to Section 2 of the Plan shall be reduced under Section 4.3 of the Plan to the maximum amount ("Maximum Amount") that would permit a determination that the Employee has not received an Excess Parachute Payment, the following rules shall apply:

                 (1) The "Uncapped After-Tax Amount" shall be equal to the sum of the amounts payable pursuant to Section 2 of the Plan (without regard to Section 4.3 of the Plan) and pursuant to all benefit and compensation plans and arrangements that must be included in determining whether an Excess Parachute Payment has been made, less the Income Tax Amount on such sum and the 20% excise tax under Section 4999 of the Code that would be due on all Excess Parachute Payments.

                 (2) The "Capped After-Tax Amount" shall be equal to the sum of the Maximum Amount and all amounts payable pursuant to all benefit and compensation plans and arrangements that must be included in determining whether an Excess Parachute Payment has been made, less the Income Tax Amount on such sum.

                 (3) The "Income Tax Amount" shall be equal to the amount of Federal, state and local income taxes that would be due on an amount (after taking into account the deductibility of state and local income taxes for Federal income tax purposes) if the highest marginal federal, state and local income tax rate in effect at the time of the Change in Control were imposed on the value of the payments after applying the following rules:

                          (a)     the amounts payable pursuant to Section 2 of
the Plan and all benefit and compensation plans and arrangements shall be treated as paid in full on the date of the Change in Control;

                          (b)     the value of payments resulting from the
vesting of restricted stock shall be treated as equal to the fair market value of such stock on the date of the Change in Control, regardless of whether the Employee would, in the absence of an election pursuant to Section 83(b) of the Code ("Section 83(b) Election"), recognize income in connection with such vesting on a later date; and

                          (c)     the value of payments resulting from the
vesting of a stock option shall be treated as equal to the excess over the option exercise price of the fair market value of the stock subject to the option on the date of the Change in Control, regardless of (i) whether the option is a nonqualified stock option or an incentive stock option, (ii) when the option is exercised, and (iii) whether the Employee would, in the absence of a Section 83(b) Election, recognize income in connection with the transfer of stock pursuant to the exercise of the option on a later date.

         C. ACCOUNTING FIRM OPINION. The BayBanks Employer that is obligated to the Employee under the Plan may reduce, by applying the Excess Parachute Payment provisions of Section 4.3 of the Plan, the severance benefit amounts payable pursuant to Section 2 of the Plan only if within 60 days of the Employee's Qualifying Termination it provides the Employee with an opinion of the Accounting Firm that the Employee would be considered to have received Excess Parachute Payments if he or she were to receive the full amounts owing pursuant to Section 2 of the Plan. Such opinion shall be based upon Sections 280G and 4999 of the Code and on proposed or final regulations for applying those Code sections, or on substantial authority within the meaning of Section 6662 of the Code, and shall set forth with particularity the smallest amount by which the amounts due to the Employee under Section 2 of the Plan would have to be reduced to avoid the imposition of any excise tax or the denial of any deduction pursuant to Sections 280G and 4999 of the Code and shall demonstrate the methodology by which such smallest amount was calculated.

         D. SUBSEQUENT DETERMINATION. As a result of possible uncertainty in the application of Section 280G of the Code at the time of the determinations by the Accounting Firm hereunder, amounts may have been paid that should not have been paid ("Overpayment") or additional amounts may not have been paid that could have been paid ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Internal Revenue Service asserts a deficiency against the Employee or the Employee's BayBanks Employer in such a case and the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Employee from the date such Overpayment was made in an amount equal to the value of such Overpayment, which loan the Employee shall repay to the BayBanks Employer that made the Overpayment together with interest at the applicable federal rate under Section 7872(f)(2)(B) of the Code within 60 business days after receipt by the Employee of written notice of such determination by the Accounting Firm, including the amount of the loan and the interest calculation; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to such BayBanks Employer if and to the extent such deemed loan and repayment with interest would not eliminate the excise tax under Section 4999 of the Code, or the disallowance of the deduction under Section 280G(a) of the Code, for the amounts previously paid to the Employee. In the event that the Accounting Firm determines that an Underpayment has been made, such Underpayment shall be promptly paid by the BayBanks Employer obligated to the Employee under the Plan to or for the benefit of the Employee, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.





                                     - 2 -